HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ShengdaTech, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated March 14, 2008, except for Note 17 to the consolidated financial statements, Discontinued Operations for the year ended December 31, 2007, as to which the date is March 13, 2010, with respect to the consolidated financial statements of ShengdaTech, Inc. and subsidiaries for the year ended December 31, 2007, in this registration statement on Form S-3 on Form S-1.

We also consent to the reference to our firm under the heading “Experts” in the registration statement.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
November 18, 2010